Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Baiya International Group Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per share	(1)	457(a)	100,000,000	$0.1593	$15,930,000.00	0.0001381	$2,199.93

Total Offering Amounts:							$15,930,000.00		2,199.93
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,199.93

__________________________________________
Offering Note(s)

(1)	Consists of 100,000,000 Class A Ordinary Shares that are available to be issued and sold by the Company to the Selling Shareholder from time to time pursuant to a standby equity subscription agreement, dated as of November 5, 2025, between the Company and the Selling Shareholder, subject to satisfaction of the conditions set forth therein.

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low sales price per share of Class A Ordinary Shares as reported on the Nasdaq Capital Market on December 23, 2025 (such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission).